Exhibit 99.1
SEAPORT ENTERTAINMENT GROUP ANNOUNCES CLOSING OF RIGHTS OFFERING
NEW YORK, NY, OCTOBER 17, 2024 – Seaport Entertainment Group Inc. (NYSE American: SEG) (the “Seaport Entertainment Group,” “SEG” or “Company”) announced today the closing of its successful $175.0 million rights offering (the “Rights Offering”), which expired at 5:00 PM, New York City time, on October 10, 2024.
Pursuant to the terms of the Rights Offering, 6,509,084 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”) are being purchased pursuant to the exercise of basic subscription rights, and, of the 7,575,528 additional shares of Common Stock subscribed for under the over-subscription privilege, 490,916 additional shares of Common Stock are being purchased. Overall, the Rights Offering was over-subscribed, with total demand of 14,084,612 shares.
In the aggregate, the Company is issuing 7,000,000 shares of Common Stock at the subscription price of $25.00 per whole share for gross proceeds of $175.0 million to the Company. The Company expects to use the proceeds from the Rights Offering for general operating, working capital and other corporate purposes. After giving effect to the Rights Offering, the Company will have approximately 12.7 million shares of Common Stock issued and outstanding.
“We are pleased with the results of the rights offering and the outsized demand for our stock,” said Anton Nikodemus, Chairman, President and Chief Executive Officer of Seaport Entertainment Group. “We believe this is a strong endorsement of our strategy and high-quality portfolio, and we appreciate the support from our shareholders during this process.”
Pursuant to the terms of the Rights Offering, subscription rights holders who exercised their over-subscription privilege will receive the available shares of Common Stock pro rata based on the number of shares of Common Stock each holder subscribed for under the basic subscription right. Excess amounts for any over-subscribed or remaining fractional shares of Common Stock will be refunded to applicable subscription rights holders as soon as practicable via check without interest or deduction.
The Rights Offering was backstopped by investment funds advised by Pershing Square Capital Management, L.P. (“Pershing Square”). Pursuant to the backstop agreement between Pershing Square and the Company (the “Backstop Agreement”), Pershing Square fully exercised its pro rata subscription rights with respect to the Rights Offering, and Pershing Square will also receive additional shares through the exercise of its over-subscription privilege. Because the Rights Offering was over-subscribed, Pershing Square will not purchase any additional shares beyond those resulting from the exercise of its pro rata subscription rights and the exercise of its over-subscription privilege.
Subscription rights holders who have participated in the Rights Offering should expect to see the shares of Common Stock issued to them in uncertificated book-entry form. Any excess subscription payments received by Computershare Trust Company, N.A. (the

Seaport Entertainment Group	NYSE American: SEG	199 Water Street, 28th Floor, New York, NY 10038

“Subscription Agent”) will be returned by the Subscription Agent to such subscription rights holder via check without interest or deduction.
The Rights Offering was made pursuant to the Company’s registration statement (including a prospectus) on Form S-1 that was filed with the Securities and Exchange Commission (the “SEC”) and declared effective on September 18, 2024, and a prospectus filed with the SEC on September 23, 2024. This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the rights, Common Stock, or any other securities, nor shall there be any offer, solicitation, or sale of the rights, Common Stock or any other securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful under the securities laws of such state or jurisdiction. The Rights Offering was made only by means of a prospectus, copies of which were distributed to all eligible rights holders as of the record date for the Rights Offering, and may be obtained free of charge at the website maintained by the SEC at www.sec.gov.
Wells Fargo Securities acted as dealer manager in connection with the Rights Offering.
About Seaport Entertainment Group (NYSE American: SEG)
Seaport Entertainment Group (NYSE American: SEG) is a premier entertainment and hospitality company formed to own, operate, and develop a unique collection of assets positioned at the intersection of entertainment and real estate. Seaport Entertainment Group’s focus is to deliver unparalleled experiences through a combination of restaurant, entertainment, sports, retail and hospitality offerings integrated into one-of-a-kind real estate that redefine entertainment and hospitality.
Safe Harbor and Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements include, but are not limited to, statements concerning the Company’s plans, goals, objectives, outlook, expectations, and intentions, including with respect to the Rights Offering, including the anticipated use of proceeds. Forward-looking statements are based on the Company’s current expectations and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. Factors that could cause the Company’s results to differ materially from current expectations include, but are not limited to: risks related to macroeconomic conditions; changes in discretionary consumer spending patterns or consumer tastes or preferences; risks associated with the Company’s investments in real estate assets and trends in the real estate industry; the Company’s ability to obtain operating and development capital on favorable terms, or at all; the Company’s ability to renew its leases or re-lease available space; the Company’s ability to compete effectively; the Company’s ability to successfully identify, acquire, develop, and manage properties on terms that are favorable to it; the impact of uncertainty around, and disruptions to, the Company’s supply chain; risks related to the concentration of the Company’s properties in Manhattan and the Las Vegas area; extreme weather conditions or climate change that

Seaport Entertainment Group	NYSE American: SEG	199 Water Street, 28th Floor, New York, NY 10038

may cause property damage or interrupt business; the impact of water and electricity shortages on the Company’s business; the contamination of the Company’s properties by hazardous or toxic substances; catastrophic events or geopolitical conditions that may disrupt the Company’s business; actual or threatened terrorist activity and other acts of violence, or the perception of a heightened threat of such events; risks related to the disruption or failure of information technology networks and related systems; the Company’s ability to attract and retain key personnel; the Company’s inability to control certain properties due to the joint ownership of such property; the significant influence Pershing Square has over the Company; the ability to realize the anticipated benefits of the Rights Offering, the financial and operating performance of the Company following the Rights Offering; and the other factors detailed in the Company’s Registration Statement filed on Form S-1 (Registration No. 333-279690), and related prospectus, as well as other risks discussed in the Company’s filings with the SEC from time to time. The forward-looking statements contained in this press release speak only as of the date hereof. The Company disclaims any duty to update the information herein, except as required by law.
Contacts:
Investor Relations:
Seaport Entertainment Group Inc.
T: (212) 732-8257
ir@seaportentertainment.com
Media Relations:
The Door
theseaport@thedooronline.com
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Seaport Entertainment Group	NYSE American: SEG	199 Water Street, 28th Floor, New York, NY 10038